Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Latigo Petroleum Inc. for the year ended December 31, 2006 in Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the filing of its letter reports as exhibits thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, 333-130557 and 333-136926.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 28, 2007